Exhibit 5.1

CELINE & PARTNERS, PLLC

COUNSELLORS AT LAW

1185 6th Avenue, Suite 353

NEW YORK, NY 10036

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TELEPHONE: (212) 612 - 1400

TELECOPIER: (718) 463 - 2555

December 12, 2025

Antiaging Quantum Living Inc.
135-27 38th Avenue, #388

Flushing, New York 11354

Re:	Registration Statement on Form S-1/A
Shares of Class A Common Stock

Ladies and Gentlemen:

We have acted as counsel to Antiaging Quantum Living Inc., a New York corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-1/A (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale, from time to time, of an aggregate of 4,280,340 shares of the Company’s Class A common stock, par value $0.00001 per share (the “Shares”), issued upon the automatic conversion of certain amended promissory notes pursuant to Assignment and Amendment of Promissory Note agreements (collectively, the “Note Amendments”).

In rendering the opinions set forth herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following documents: (i) the Company’s Certificate of Incorporation and all amendments thereto; (ii) the Company’s Bylaws; (iii) the Registration Statement; (iv) the Note Amendments; (v) resolutions of the Board of Directors and majority stockholder approving the Note Amendments and the issuance of the Shares; and (vi) such other documents, certificates, records and matters of law as we have deemed necessary or appropriate.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that: (i) the Shares have been duly authorized by all necessary corporate action of the Company; and (ii) the Shares are validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of New York and the federal laws of the United States of America. We express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

CELINE & PARTNERS, PLLC

By:	/s/ Celine & Partners, PLLC

Celine & Partners, PLLC

1185 Avenue of the Americas, STE. 353

New York, NY 10036